UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): October 9, 2008

FORTRESS FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in charter)

Wyoming
(State or other Jurisdiction of Incorporation or Organization)

000-24262 (Commission File Number)	1903 60th Place E, Suite M2240 Bradenton, Florida 34203	91-1363905 (IRS Employer Identification No.)
(Address of Principal Executive Offices and zip code)

(954) 840-6961
(Registrant's telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

The Company confirms that it has now terminated its stock repurchases of its shares of its Common Stock. The Lender to the Company has now declined to fund the Company in respect of any further stock repurchases and cancellations.

The Company has been formally advised by the Lender that should the Company attempt to dispose of any of its shares in Hunt Gold Corporation (HGLC.PK) Common Stock, which would be in violation of its agreement not to do so; the Lender will cease to advance any further funding to the Company whatsoever and will no longer accept shares in Hunt Gold Corporation (HGLC.PK) Common Stock from the Company as settlement of any further funding to the Company.

The Company will not therefore dispose of any shares in Hunt Gold Corporation (HGLC.PK) either in the market or "off the market" as it requires to Lender's goodwill and support in order to secure the funding that is required by the Company to pay ongoing costs and to fund the costs associated with the payment of the Extraordinary Stock Dividend.

All funds advanced by the Lender to the Company will be immediately settled by the transfer of shares held by the Company in Hunt Gold Corporation (HGLC.PK) Common Stock to the Lender; and at a price per share of Hunt Gold Corporation (HGLC.PK) Common Stock as determined by the Lender from time to time.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not Applicable

(b)	Pro Forma Financial Information.

Not Applicable

(c)	Exhibits

None.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Financial Group, Inc.

October 9, 2008	By:	/s/ Alan Santini
Alan Santini
Chief Executive Officer

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